February 23, 1997

VIA FACSIMILE AND AIRMAIL
011-55-21-551-9649

Ms. Gisela Fischer O. Costa
Mr. Luiz Henrique O. do Amaral
DANNEMANN, SIEMSEN, BIGLER &
  IPANEMA-MOREIRA
Rua Marques de Olinda, 70
20001-970 Rio de Janeiro
BRAZIL

            Re:   Items International, Inc. -
                  New Trademark Application for the Mark "AIRWALK" in
                  Class 25
                  Our Reference: 96-021 BR IV

Dear Gisela and Luiz:

     Items would like to file an additional application for the "AIRWALK" mark in Class 25. Please prepare and file the application as soon as possible.

     The "AIRWALK" mark is depicted in plain, block letters, and the following description and classification of goods should be used in the application:
OUTERWEAR; NAMELY, SHIRTS, SHORTS, JACKETS, COATS, PANTS, SWEATERS, SWEATSHIRTS, SWEATPANTS, SWEATSUITS, WARM-UP SUITS, SWIMWEAR, SOCKS, BELTS, SUSPENDERS AND HATS, in International Class 25.

     As you are aware, Items is incorporated under the laws of the Commonwealth of Pennsylvania and is located at the following address:

                        1540-A East Pleasant Valley Boulevard
                        Altoona, Pennsylvania  16602
                        UNITED STATES OF AMERICA

     Please confirm receipt of this letter by return facsimile. If you need any other information to file the application, or if you have any questions, please do not hesitate to contact me.

                                       Sincerely yours,

                                       REED SMITH SHAW & McCLAY


                                       By
                                          Gregory L. Bradley

cc:   Mr. George E. Yohn
      Ms. Sharon A. Yohn
      Louis A. Prosperi, Esq.
      Frederick H. Colen, Esq.